Exhibit 99.1

Trust Stamp Enters into $4.3 Million Warrant Inducement Transaction

ATLANTA, Oct. 31, 2025 (GLOBE NEWSWIRE) -- T Stamp Inc. dba Trust Stamp (Nasdaq: IDAI) a global provider of AI-powered identity services, today announced it has entered into a warrant inducement agreement with an existing institutional investor for the exercise and or exchange of certain outstanding warrants that the Company issued on September 3, 2024 (the “September Warrants”), December 6, 2024 (the “December Warrants”), and January 8, 2025 (the “January Warrants”). Pursuant to the warrant inducement agreement, the investor has agreed to (i) exercise all or a portion of the outstanding September 2024 Series A and Series B Warrants to purchase an aggregate of 413,696 shares of the Company's common stock at an exercise price of $4.83 per share, (ii) exercise all or a portion of the January 2025 Series A and Series B Warrants to purchase an aggregate of 621,303 shares of the Company's common stock at an exercise price of $8.45 per share, subject to compliance with beneficial ownership blocker provisions included in the warrants and the Company agreed to reduce the exercise price on the September Warrants and January Warrants to $4.20 per share. In addition, the Company has agreed to exchange all outstanding December 2024 Warrants for New Warrants (as defined below). The gross proceeds from the exercise of the warrants are expected to be approximately $4.3 million, prior to deducting placement agent fees and estimated offering expenses.

Maxim Group LLC is acting as the Financial Advisor for the transaction.

In consideration for the exercise of the warrants, the Company also agreed to (i) issue to the investor unregistered Series A Warrants to purchase an aggregate of 1,301,945 shares of the Company's common stock and Series B Warrants to purchase an aggregate of 1,209,099 shares of the Company's common stock, each with an exercise price of $4.20 per share (the “New Warrants”) and (ii) exchange the investor’s December Warrants for a New Warrant to purchase up to a number of shares of Common Stock equal to 100% of the number of Warrant Shares issuable upon exercise of the December Warrants. The Series A and Series B warrants share substantially the same terms, are immediately exercisable, and will expire five years from the date of issuance. The Company has agreed to file a registration statement with the Securities and Exchange Commission (“SEC”) covering the resale of the shares of common stock issuable upon exercise of the New Warrants. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About T Stamp Inc.
About Trust Stamp
Trust Stamp is a global provider of AI-powered services for use in multiple sectors, including banking and finance, regulatory compliance, government, healthcare, real estate, communications, and humanitarian services. Its technology empowers organizations via advanced solutions that reduce fraud, tokenize and secure data, securely authenticate users while protecting personal privacy, reduce friction in digital transactions, and increase operational efficiency, enabling customers to accelerate secure financial inclusion and reach and serve a broader base of users worldwide.

With team members from twenty-two nationalities in eight countries across North America, Europe, Asia, and Africa, Trust Stamp trades on the Nasdaq Capital Market (Nasdaq: IDAI).

Forward-Looking Statements

Investor Contacts
Email: Shareholders@truststamp.ai